Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Reports 2009 Fourth Quarter and Annual Financial Results

ATLANTA, January 27, 2010 — RPC, Inc. (NYSE: RES) today announced its unaudited results for the fourth quarter ended December 31, 2009.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended December 31, 2009, revenues decreased 33.1 percent to $152,415,000 compared to $227,844,000 in the fourth quarter last year.  Revenues decreased compared to the prior year due primarily to lower pricing for our services coupled with lower utilization of our equipment and personnel.  Operating loss for the quarter was $7,044,000 compared to operating profit of $36,697,000 in the prior year.  Net loss was $5,202,000 or $0.05 per share, compared to net income of $20,408,000 or $0.21 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) declined by 61.2 percent to $26,080,000 compared to $67,234,000 in the prior year. 1

Cost of revenues was $102,314,000, or 67.1 percent of revenues, during the fourth quarter of 2009, compared to $130,908,000 or 57.5 percent of revenues, in the prior year.  Cost of revenues decreased due to the variable nature of these expenses and the impact of expense reduction measures implemented during 2009.  Cost of revenues as a percentage of revenues increased due to lower pricing for our services and higher prices for certain materials and supplies used in providing our services.

Selling, general and administrative expenses decreased by 20.9 percent in the fourth quarter of 2009 to $23,851,000 from $30,153,000 in the prior year.  This decrease was due to lower incentive and employment costs and other expenses resulting from expense reduction efforts instituted during 2009.  As a percentage of revenues, however, these costs increased to 15.6 percent in 2009 compared to 13.2 percent last year due to the fixed nature of many of these expenses coupled with the significant decline in revenues as compared to the prior year.  Depreciation and amortization increased slightly to $32,895,000 during the quarter, compared to $31,455,000 last year, due to capital expenditures made during the last year.  Interest expense decreased from $1,320,000 last year to $522,000 in 2009 due to a lower average balance on RPC’s revolving credit facility and lower average interest rates.

For the twelve months ended December 31, 2009, revenues decreased 33.0 percent to $587,863,000 compared to $876,977,000 last year.  Net loss was $22,745,000 or $0.24 per share, compared to net income of $83,403,000 or $0.85 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) declined by 62.1 percent to $99,110,000 compared to $261,397,000 in the prior year.

“Although the steep decline in domestic drilling activity over the past year bottomed in the second quarter of 2009, this was still a difficult quarter for our activity levels and pricing,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average domestic rig count during the fourth quarter was 1,108, a 41.8 percent decrease compared to the same period in 2008.  The average price of natural gas was $4.25 per Mcf, a 32.2 percent decrease compared to the prior year, while the average price of oil was $75.73 per barrel, a 31.2 percent increase compared to the prior year.  The lower rig count and commodity prices experienced early in 2009, coupled with excess equipment capacity, has resulted in continued pressure on pricing for our services and utilization of our equipment.  Our revenues declined at a lower rate than the domestic rig count due to the relatively stronger performance of our specialized service lines and our presence in several service-intensive unconventional basins.  Although our cost control measures remain in place, we continue to look for opportunities to make our operations more efficient.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

4th Quarter 2009 Press Release

“During the fourth quarter we began to see signs of increasing customer activity levels and improvement in our personnel and equipment utilization consistent with the sequential increases in the domestic rig count and the prices of oil and natural gas.  In selected areas, we also began to experience firmer pricing for our services.  RPC’s revenues increased 15.3 percent sequentially during the fourth quarter which is slightly higher than the domestic rig count increase of 14.2 percent.  RPC’s operating loss during the fourth quarter narrowed as compared to the third quarter, due to higher revenues and the resulting positive leverage of direct costs and selling, general and administrative expenses.  While customer activity levels increased slightly we remain in a very competitive pricing environment.

“We continue to focus on maintaining a conservative balance sheet, and we are pleased to report that the balance on our credit facility declined to $90.3 million at the end of the fourth quarter, an $11.6 million decrease compared to the end of the third quarter of 2009 and an $84.2 million decrease compared to the end of 2008. Our capital expenditures during the quarter were $9.1 million and $67.8 million for the year.  We continue to think our strong capital structure serves us well in the current operating environment,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues declined 27.7 percent for the quarter compared to the prior year, impacted by competitive pricing and lower equipment utilization.  Support Services revenues decreased by 58.5 percent during the quarter compared to the prior year because of decreased customer activity and lower pricing in the rental tool service line, which is the largest service line within Support Services.  Operating losses in Technical and Support Services segments were realized due to lower revenues and higher costs and expenses as a percentage of revenues which we could not reduce as dramatically as the rate of pricing decline.

	Three Months Ended December 31		Twelve Months Ended December 31
	2009	2008	2009	2008
	(in thousands)
Revenues:
Technical services	$135,896	$188,015	$513,289	$745,991
Support services	16,519	39,829	74,574	130,986
Total revenues	$152,415	$227,844	$587,863	$876,977
Operating (loss) profit:
Technical services	$(1,724)	$23,360	$(20,328)	$110,648
Support services	(1,956)	13,560	(1,636)	36,515
Corporate expenses	(2,965)	(1,592)	(12,231)	(9,360)
(Loss)/Gain on disposition of assets, net	(399)	1,369	1,143	6,367
Total operating (loss) profit	$(7,044)	$36,697	$(33,052)	$144,170
Other income/(expense), net	229	(918)	1,582	(1,176)
Interest expense	(522)	(1,320)	(2,176)	(5,282)
Interest income	21	10	147	73

(Loss) Income before income taxes	$(7,316)	$34,469	$(33,499)	$137,785

4th Quarter 2009 Press Release

RPC, Inc. will hold a conference call today, January 27, 2010 at 9:00 a.m. EST to discuss the results of the fourth quarter and full year.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s Web site at www.rpc.net.  The live conference call can also be accessed by calling (888) 471-3840 or (719) 325-2170 and using the access code #5372496.  For those not able to attend the live conference call, a replay of the conference call will be available in the investor relations section of RPC, Inc.’s Web site (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our statements regarding our belief that the steep decline in domestic drilling activity over the past year bottomed in the second quarter of 2009; our ability to continue to look for opportunities to make our operations more efficient; our belief that during the fourth quarter we began to see signs of increasing customer activity levels and improvements in our personnel and equipment utilization consistent with the sequential increases in the domestic rig count and the prices of oil and natural gas; our belief that in the fourth quarter we also began to experience in selected areas firmer pricing for our services; and our belief that our strong capital structure serves us well in the current operating environment. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; unanticipated demands on our liquidity or difficulties in collecting trade accounts receivable; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the possibility that recent unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the possibility of further declines in the price of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC’s Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2008.

For information about RPC, Inc., please contact:

Ben M. Palmer Chief Financial Officer (404) 321-2140 irdept@rpc.net	Jim Landers Vice President, Corporate Finance (404) 321-2162 jlanders@rpc.net

4th Quarter 2009 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended December 31, (Unaudited)	Fourth Quarter				Twelve Months
	2009	2008	% BETTER (WORSE)		2009	2008	% BETTER (WORSE)
REVENUES	$152,415	$227,844	(33.1	) %	$587,863	$876,977	(33.0	) %
COSTS AND EXPENSES:
Cost of revenues	102,314	130,908	21.8		393,806	503,631	21.8
Selling, general and administrative expenses	23,851	30,153	20.9		97,672	117,140	16.6
Depreciation and amortization	32,895	31,455	(4.6)		130,580	118,403	(10.3)
Loss (gain) on disposition of assets, net	399	(1,369)	N/M		(1,143)	(6,367)	(82.0)
Operating (loss) profit	(7,044)	36,697	N/M		(33,052)	144,170	N/M
Interest expense	(522)	(1,320)	60.5		(2,176)	(5,282)	58.8
Interest income	21	10	110.0		147	73	101.4
Other income (expense), net	229	(918)	N/M		1,582	(1,176)	N/M
(Loss) income before income taxes	(7,316)	34,469	N/M		(33,499)	137,785	N/M
Income tax (benefit) provision	(2,114)	14,061	N/M		(10,754)	54,382	N/M
NET (LOSS) INCOME	$(5,202)	$20,408	N/M	%	$(22,745)	$83,403	N/M	%

(LOSS) EARNINGS PER SHARE
Basic	$(0.05)	$0.21	N/M	%	$(0.24)	$0.86	N/M	%
Diluted	$(0.05)	$0.21	N/M	%	$(0.24)	$0.85	N/M	%

AVERAGE SHARES OUTSTANDING
Basic	96,375	96,122			96,305	96,565
Diluted	96,375	96,897			96,305	97,865

4th Quarter 2009 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(In thousands)
	2009	2008
ASSETS
Cash and cash equivalents	$4,489	$3,037
Accounts receivable, net	130,619	210,375
Inventories	55,783	49,779
Deferred income taxes	4,894	6,187
Income taxes receivable	18,184	15,604
Prepaid expenses and other current assets	5,485	7,841
Total current assets	219,454	292,823
Property, plant and equipment, net	396,222	470,115
Goodwill	24,093	24,093
Other assets	9,274	6,430
Total assets	$649,043	$793,461

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$49,882	$61,217
Accrued payroll and related expenses	10,708	20,398
Accrued insurance expenses	4,315	4,640
Accrued state, local and other taxes	2,001	2,395
Income taxes payable	647	3,359
Other accrued expenses	220	320
Total current liabilities	67,773	92,329
Long-term accrued insurance expenses	8,597	8,398
Notes payable to banks	90,300	174,450
Long-term pension liabilities	14,647	11,177
Other long-term liabilities	1,838	3,628
Deferred income taxes	56,165	54,395
Total liabilities	239,320	344,377
Common stock	9,836	9,770
Capital in excess of par value	7,638	3,990
Retained earnings	401,055	445,356
Accumulated other comprehensive loss	(8,806)	(10,032)
Total stockholders’ equity	409,723	449,084
Total liabilities and stockholders’ equity	$649,043	$793,461

4th Quarter 2009 Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today’s earnings release, and anticipates using EBITDA in today’s earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net (Loss) Income, the most comparable GAAP measure.  This reconciliation also appears on RPC’s investor website, which can be found on the Internet at www.rpc.net.

Periods ended December 31, (Unaudited)	Fourth Quarter		% BETTER (WORSE)	Twelve Months		% BETTER (WORSE)
	2009	2008		2009	2008

Reconciliation of Net (Loss) Income to EBITDA
Net (Loss) income	$(5,202)	$20,408	N/M %	$(22,745)	$83,403	N/M %
Add:
Income tax (benefit) provision	(2,114)	14,061	N/M	(10,754)	54,382	N/M
Interest expense	522	1,320	60.5	2,176	5,282	58.8
Depreciation and amortization	32,895	31,455	(4.6)	130,580	118,403	(10.3)
Less:
Interest income	21	10	110.0	147	73	101.4
EBITDA	$26,080	$67,234	(61.2)%	$99,110	$261,397	(62.1)%

EBITDA PER SHARE
Basic	$0.27	$0.70	(61.4)%	$1.03	$2.71	(62.0)%
Diluted	$0.27	$0.69	(60.9)%	$1.03	$2.67	(61.4)%